Exhibit 10.2

TRADEMARK AND IP LICENSE AGREEMENT

This Trademark and IP License Agreement (“Agreement”) is made as of April 24th, 2024 (“Effective Date”), by and among ECD Automotive Design, Inc., a Delaware corporation (“Licensor”), and BNMC Continuation Cars LLC, an Oklahoma limited liability company and David W. Miller II, an individual at 11063-D S. Memorial Drive, Ste. 458, Tulsa, Oklahoma 74133 (collectively, “Licensee”). Licensor and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to that certain Amended and Restated Asset Purchase Agreement dated as of April 23rd, 2024, Licensor acquired certain assets of Licensee, including inter alia the mark set forth in Exhibit A hereto and all rights and goodwill associated therewith (the “Licensed Mark”);

WHEREAS, Licensee desires to obtain a license to use the Licensed Mark for the Permitted Uses (defined below);

WHEREAS, Licensor is willing to grant such a license to Licensee subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, and other consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1. Grant of License. Licensor hereby grants to Licensee, during the Term, a royalty-free, non-exclusive right and license to use the Licensed Mark only for the following purposes: (a) as, or in the title, of a television series that is created, co-owned and co-produced by David W. Miller II, as well as in all marketing, advertising and editorial materials that pertain to that series; and (b) as or in the title, of a book about new body vehicle builds and business to be published by David W. Miller II, as well as in all marketing, advertising and editorial materials that pertain to that book (collectively, the “Permitted Uses”) Licensee shall make no other use of the Licensed Mark without the express prior written consent of Licensor. This restriction applies equally to all uses by Licensee on social media platforms.

2. Non-transferability. Licensee may not transfer, assign or sublicense the rights licensed hereunder without the prior written approval of Licensor, which Licensor may withhold in its sole discretion.

3. Quality Control.

During the term of this Agreement, Licensee shall use the Licensed Mark with respect to the Permitted Uses only in such a manner as to uphold the goodwill and value that the Licensed Mark has engendered as of the Effective Date. Any deviation from such use that results, or is likely to result, in deterioration of that goodwill, in the sole discretion of Licensor, shall constitute a basis for Licensor to terminate this license in accordance with the provisions of Section 5 below.

Without limitation to the foregoing, Licensee represents and warrants that all use of the Licensed Mark by Licensee shall comply with all applicable laws and regulations, as well as with Licensor’s quality control policies for the Licensed Mark in effect from time to time.

4. Ownership of Licensed Mark. The Parties agree that Licensor is the sole and exclusive owner of the Licensed Mark and all the goodwill associated therewith. Licensee shall do nothing that is inconsistent with such ownership. All use of the Licensed Mark by Licensee during the term of this Agreement shall inure to the benefit of Licensor. Nothing in this Agreement shall be construed as granting to Licensee any right, title or interest in the Licensed Mark, other than the right to use the Licensed Mark in accordance with this Agreement; and Licensee shall not attack the title of Licensor to the Licensed Mark or attack the validity of the Licensed Mark or any registration thereof or this Agreement. During the term of this Agreement, Licensee shall not apply for registration of any trademark, service mark, domain name, social media name, or other designation, configuration or word that would affect the ownership of the Licensed Mark, or file any document with any governmental authority or domain name registrar to affect the title to or ownership of the Licensed Mark.

5. Term and Termination. This Agreement shall commence as of the Effective Date and its term shall expire fifty (50) years thereafter, if not sooner terminated in accordance with the provisions hereof. The term of this Agreement may be renewed only by agreement of the Parties. Notwithstanding the termination or expiration of this Agreement, content produced as part of the Permitted Uses during the term of this Agreement shall be permitted to continue to use the Licensed Mark for as long as the content remains in public domain.

Either Party may terminate this Agreement for cause, upon the material breach of this Agreement by the other Party, if the terminating Party gives written notice to the breaching Party of the specific breach complained of, and the breaching Party fails to completely cure the breach within thirty (30) days from the date of receipt of such notice. If, however, Licensee causes such damage to the goodwill associated with the Licensed Mark that such damage, in Licensor’s sole discretion, cannot commercially reasonably be cured or reversed, even if given a thirty (30) day cure period, Licensor shall have the right to immediately terminate this license and Agreement, and to demand that Licensee remove, or cause to be removed, the Licensed Mark from the offending content.

6. Indemnification. Neither Licensor, nor its successors, legal representatives or assigns, nor their respective officers, agents or employees, will be liable for any loss, damage, injury or other casualty of whatsoever kind, or by whomsoever caused, to the person or property of anyone, including Licensee or any of its employees, agents or customers, relating in any way to Licensee’s or its employees’, agents’ or customers’ or licensees’ production, creation, development, advertising, promotion, sale or marketing of goods or services contemplated under the Permitted Uses. Licensee agrees for itself and its employees, agents, customers, successors and assigns, to indemnify, defend, and hold harmless Licensor, its successors, legal representatives and assigns, and their respective officers, agents and employees, from and against all claims, counterclaims, demands, liabilities, suits, actions, losses, costs and expenses (including all reasonable expenses and attorneys’ fees, in connection therewith) arising from or related to the Permitted Uses.

7. Miscellaneous. This Agreement (a) may be modified only by a written instrument signed by all Parties; (b) is the entire understanding of the Parties and supersedes all of their prior or contemporaneous oral and written agreements and understandings with respect to the subject matter hereof; (c) will be binding upon and inure to the benefit of each Party; and (d) except as expressly provided herein, will confer no rights or remedies of any nature upon any other person or entity. The legal relationship between the Parties will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without regard to conflicts of law doctrines, except for matters preempted by federal law.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

ECD Automotive Design, Inc.		BNMC Continuation Cars LLC

By:	/s/ Scott Wallace	By:	/s/ David W. Miller II
Name:	Scott Wallace	Name:	David W. Miller II
Title:	Chief Executive Officer	Title:	Member

David W. Miller II

/s/ David W. Miller II

EXHIBIT A

Mark/Name/AN/RN	Status/Status Date	Full Goods/Services
BRAND NEW MUSCLE CAR RN: 4691163 SN: 86257847	Registered, April 29, 2020 Office Status: Section 8-Accepted

Int’l Class: 37 Restoration in the field of classic and retro-modern muscle cars/automobiles; Rebuilding of classic and retro-modern muscle cars/automobiles; Automobile customization services; Custom rebuilding of existing land vehicles and structural parts therefore

BRAND NEW MUSCLE CAR TULSA.OK SN: 98453664	Pending Application, March 18, 2024 Office Status: New Application - Record Initialized Not Assigned to Examiner

Int’l Class: 37 - Restoration in the field of classic and retro-modern muscle cars/automobiles; Rebuilding of classic and retro-modern muscle cars/automobiles; Automobile customization services; Custom rebuilding of existing land vehicles and structural parts

BRAND NEW MUSCLE CAR RN: OK 12455554	OKLAHOMA - Registered Last Status Received: Registered, May 9, 2014	(Local Class: 105) - building reproduction classic cars with all new parts
BRAND NEW MUSCLE CAR / BNMC CONTINUATION CARS NAME RN: OK 12635208	OKLAHOMA - Registered Last Status Received: Registered, September 6, 2017	Int’l Class: 12, 37 - auto restoration and builds
BRAND NEW MUSCLE CAR COMPANY SLOGAN - RESTORE, REBUILD, REBORN OR RESTORE REBUILD REBORN. RN: OK 12635182	OKLAHOMA - Registered Last Status Received: Registered, September 6, 2017	Int’l Class: 12, 37 - auto restoration and builds

Mark/Name/AN/RN	Status/Status Date	Full Goods/Services
BRAND NEW MUSCLE CAR COMPANY SLOGAN #1 - GOD, GUNS & GEARS ALSO GOD GUNS GEARS RN: OK 12635125	OKLAHOMA - Registered Last Status Received: Registered, September 6, 2017	Int’l Class: 12, 37 - auto restoration and builds
BRAND NEW MUSCLE CAR LOGO and Design RN: OK 12635205	OKLAHOMA - Registered Last Status Received: Registered, September 6, 2017	Int’l Class: 12, 37 - auto restoration and builds
BRAND NEW MUSCLE CAR SMOKIN’ JOE and Design RN: OK 12635207	OKLAHOMA - Registered Last Status Received: Registered, September 6, 2017	Int’l Class: 12, 37 - auto restoration and builds
BRANDNEWMUSC LECAR.COM RN: OK 13018968	OKLAHOMA - Registered Last Status Received: Registered, October 24, 2021	Int’l Class: 37 - auto restoration, construction, and builds

Common Law Trademark “The ORIGINAL Scratch Muscle Car Builder…”

Common Law Trademark “Building Yesterday’s Dream Cars TODAY!”

BNMC Domain Names – www.brandnewmusclecar.com and www.brandnewmusclecars.com

BNMC Toll Fee Number – 833-828-8572

BNMC Facebook Page – www.facebook.com/brandnewmusclecar

BNMC Google My Business / Maps Page – www.google.com/brandnewmusclecar

BNMC YouTube Channel – www.youtube.com/brandnewmusclecar

David.miller@brandnewmusclecar.com email address

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